Exhibit 5.1
K&L Gates LLP
1900 Main Street
Suite 600
Irvine, CA 92614
949-253-0900

June 8, 2011

Tri-Valley Corporation
4550 California Avenue, Suite 600
Bakersfield, California 93309

Re:           Tri-Valley Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”), for the registration of 7,000,000 shares (the “Shares”) of Common Stock, par value $0.001 per share, of Tri-Valley Corporation, a Delaware corporation (the “Company”), issuable pursuant to the Tri-Valley Corporation 2011 Omnibus Long-Term Incentive Plan (the “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, and the corporate action of the Company that reserved and authorized the Shares for issuance by the Company pursuant to the terms of the Plan, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Plan and pursuant to the agreements which accompany each grant under the Plan, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

K&L Gates LLP

/s/ K&L Gates LLP